EXHIBIT 10.14

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (“Agreement”), effective October 1, 2012 between American Money Management Corporation (the “Investment Manager”) and National Interstate Insurance Company, National Interstate Insurance Company of Hawaii, Inc., Vanliner Insurance Company and Triumphe Casualty Company (collectively, “Client”).

RECITALS

WHEREAS, the Investment Manager regularly provides investment advisory and management services and now wishes to offer these services to Client; and

WHEREAS, the Client has funds for investment and desires to engage the Investment Manager to provide Client with certain investment advisory and management services; and

WHEREAS, both the Investment Manager and Client now wish to enter into this Agreement for Investment Manager to provide investment advisory and management services to Client on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.    Capitalized Terms.

As used herein, the following terms shall have the meanings specified below:

“Affiliate” means any Person or entity that is controlled by, or is under common control with, a party herein except, for purposes of this Agreement, it does not mean the parties themselves.

“Business Day” means any day on which the New York Stock Exchange, The NASDAQ Stock Market and commercial banks in New York and Ohio are open for business.

“Fair Market Value” means (a) with respect to any Investment which is traded on any national or international securities exchange or automated quotation system including the New York Stock Exchange and the NASDAQ Stock Market, the closing price of such Investment on the last trading day prior to the date of determination, (b) if the Fair Market Value is not determined in accordance with clause (a) with respect to any Investment, the average of three bid prices from three broker-dealers active in the trading of such Investment, selected by the Investment Manager or (c) if the Fair Market Value is not determined in accordance with clause (a) or (b), the price at which the Investment Manager reasonably believes such Investment could be sold in the market within a 30 day period or, if the Investment Manager determines that there is no market for such Investment, the Fair Market Value shall be determined by the Investment Manager in its reasonable discretion in accordance with the definitions of Fair Market Value allowed under the current accounting pronouncements.

“Investment Advisers Act” means the Investment Advisers Act of 1940, 15 USCA Sections 80b-1 through 80b-21, as amended, supplemented or modified from time to time.

“Investments” means investments in securities and other financial instruments, contracts or products including, but not limited to, equities, bonds, bank debt, loans, derivative securities of any nature and other types of claims.

“Management Fee” means an amount determined as of the first Business Day of each January, April, July and October, equal to fifteen one hundredths of one percent (0.15%) per annum of the Fair Market Value of all Investments credited to the Account.

“Person” means any individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an estate or other legal entity or governmental authority.

“Soft Dollars” means credits offered to the Investment Manager by financial firms in connection with trading activity, which credits may be used to pay for various products and services from such financial firms.

2.    Appointment of Investment Manager.

As of the effective date written above, the Client appoints the Investment Manager to act as investment adviser for the Client pursuant to the terms of this Agreement. The Investment Manager accepts those obligations imposed on it pursuant to this Agreement. This appointment is made and agreed upon with the acknowledgement by the parties that Investment Manager’s affiliate, Great American Insurance Company (“Great American”), currently owns approximately 52% of the issued and outstanding shares of Client’s publicly-traded parent company, National Interstate Corporation.

3.    Provision of Services by Investment Manager.

3.1    Subject to the terms of this Agreement, and in accordance with Schedule B attached hereto, the Investment Manager, on behalf of the Client, shall perform and render the investment advisory and management services (“investment services”) to the Client, in Investment Manager’s sole discretion and without prior notice to or consultation with Client, the investment and reinvestment of the assets in Client’s account (the “Account”) in Investments. The initial Account Investments are set forth on Schedule A. Schedule B hereto sets forth any limitations and instructions with respect to the investment and reinvestment activities contemplated hereby. Client may amend, supplement or modify Schedules A and B from time to time. Investment Manager will be bound by any such amendment, supplement or modification from and after the date received by Investment Manager and any such limitations and instructions shall be applicable to any Investment made after such receipt.

3.2    The Investment Manager may engage employees or independent contractors for the purpose of identifying, selecting and structuring Investments and assisting with the other services to be provided to the Client by the Investment Manager pursuant to this Agreement.

3.3    In addition to any brokers and custodians employed by the Client, the Investment Manager may, to the extent that it determines that it would be necessary or advisable in order to perform the services for the Client which are required hereunder, arrange for and coordinate the services of other professionals, experts and consultants, including sub-advisors (collectively, “Third Parties”). Upon the prior approval of Client, the Client will be responsible for the Third Party out-of-pocket expenses and fees incurred by the Investment Manager for such services. The Investment Manager shall not be liable for the acts or omissions of any such Third Parties selected in good faith. Nevertheless, the Investment Manager will cooperate with Client in any claim Client may have against such Third Parties arising from the services described in this section. The Investment Manager will pursue directly all third party claims on behalf of Client to the extent Investment Manager is required by law to bring such action in its own name.

4.    Execution of Account Transactions; Proxy Voting.

4.1    Investment Manager will arrange for the execution of securities transactions for the Account through brokers or dealers that Investment Manager reasonably believes will provide best execution. In selecting a broker or dealer, Investment Manager may consider, among other things, the broker’s or dealer’s execution capabilities, reputation and access to the markets for the Investment being traded. Investment Manager generally will seek competitive commission rates but will not necessarily attempt to obtain the lowest possible commission for transaction for the Account. Client will be responsible for all commissions and other fees and expenses reasonably charged by such brokers or dealers. If the Investment Manager determines to invest in the same direction in the same Investment at the same time for the Client and for its own account or one or more other accounts over which it has investment discretion (each a “Managed Account”), the Investment Manager will generally place orders for all such accounts simultaneously. If all such orders are not filled at the same price, the Client’s order will be filled at the average price (which generally shall be the same average price at which contemporaneously entered proprietary orders are filled on that day). If all such orders cannot be fully executed under prevailing market conditions, the Investment Manager may allocate the Investments traded among the Client and any other Managed Account on an appropriate proportionate basis. Client authorizes and directs

Investment Manager to instruct all brokers and dealers executing orders for Client to forward confirmations of those transactions to Custodian (as defined below) and Investment Manager. Investment Manager may give a copy of this Agreement to any broker, dealer or other party to a transaction for the Account, or the Custodian (as defined below) as evidence of Investment Manager’s authority to act for Client.

4.2    The Investment Manager will use its best efforts to forward to Client all proxies it receives for securities held in the Investment Account for voting by Client.

5.    Non-exclusivity; Other Activities; Conflicts of Interest.

5.1    The Investment Manager shall not be required to devote its full time to the affairs of the Client, but shall devote such of its time to the business and affairs of the Client as it shall determine in good faith, to be necessary to perform the services required hereunder. However, Investment Manager agrees to respond timely to Client inquiries and requests for information. The Investment Manager may be providing services of a like nature to other Persons concurrently with providing such services to the Client, and this Agreement shall not preclude the Investment Manager from providing services of a like nature to any other Persons in the future. It is understood that the Investment Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies different from or similar to those of the Client and which may own securities of the same class, or which are of the same type as the Investments held in the Account or other securities of the issuers of Investments held in the Account. The Investment Manager shall be free in its sole discretion to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Investments.

5.2    Client agrees that the Investment Manager and any partner, director, officer, shareholder, member, Affiliate or employee (each a “Related Person”) of the Investment Manager may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, management of other accounts, investment in, or financing, acquisition and disposition of, securities, investment and management counseling, brokerage services, serving as directors, officers, Investment Managers or agents of other companies, partners of any partnership, or trustee of any trust, or entering into any other commercial arrangements.

5.3    Nothing contained in this Agreement shall prevent the Investment Manager or any of their Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other Managed Account to buy or sell, at any time, securities of the same kind of class, or securities of a different kind or class of the same issuer, as those directed by the Investment Manager to be purchased or sold on behalf of the Client. It is understood that, to the extent permitted by applicable law, (a) the Investment Manager and its Affiliates, and any Related Persons of the Investment Manager or any such Affiliate or a Person advised by the Investment Manager may have an interest in a particular transaction or in securities of the same kind of class, or securities of a different kind or class of the same issuer, as those whose purchase or sale the Investment Manager may direct for the Client and (b) in any transaction effected for the Account, the Investment Manager may cause the applicable Investment to be purchased or sold to be purchased or sold from a Managed Account.

5.4    To the extent permitted by applicable law, the Investment Manager shall be entitled to use “soft dollars” generated by the Investment Manager and transactions with respect to the Account and other Managed Accounts to pay for research products and services. Use of “soft dollars” by the Investment Manager as described herein shall not constitute a breach by it of any fiduciary or other duty which the Investment Manager may be deemed to owe to the Client.

5.5    The Client acknowledges that the ability of the Investment Manager and its Affiliates to effect and/or recommend Investments may be restricted by applicable regulatory requirements in the United States or elsewhere and/or the Client’s or Investment Manager’s internal policies designed to comply with such requirements. Without limitation of the foregoing, the Investment Manager and its Affiliates may also be prohibited from effecting certain transactions for the Account with or through their Affiliates, when acting as agent for another customer as well as the Client in respect of a particular transaction, or from acting as the counterparty on a transaction with the Client.

5.6    Various potential and actual conflicts of interest may arise from the overall investment activities of the Investment Manager, its Affiliates and its Related Persons. The Investment Manager will use its best efforts to notify and consult with Client in advance of an investment purchase if it reasonably believes that a conflict may arise that would either require Client to potentially make a required public company disclosure or which involves a transaction to which any officer or director of the Investment Manager or Client, or their Affiliates is a party. The Investment Manager and its Affiliates may invest in Investments that would be appropriate to purchase by the Client. Such Investments may be different from those of the Client. This may occur as a result of various client specific considerations. Nevertheless, Investment Manager will periodically discuss with Client any significant differences in the investment portfolio profile of Client and of Great American and its property and casualty affiliates. The Investment Manager, its Affiliates and its Related Persons may have ongoing relationships with companies whose securities are purchased on behalf of the Client. Affiliates and other clients of the Investment Manager may invest in Investments that are senior to, or have interests different from or adverse to, the securities that are purchased on behalf of the Client. The Investment Manager may serve as investment advisor or asset manager for, invest in, or be affiliated with, other entities organized to purchase securities similar to the Investments. The Investment Manager has and may at certain times be simultaneously seeking to purchase or sell Investments for the Client and any similar entity for which it serves as investment advisor or asset manager, or for its clients and Affiliates. The Client hereby acknowledges the various potential and actual conflicts of interest that may exist with respect to the Investment Manager as described above and further acknowledges and agrees that, except to the extent that the Investment Manager breaches any of its covenants or undertakings hereunder, the Investment Manager shall have no liability arising out of such potential or actual conflicts of interest. The Investment Manager and its Affiliates shall act in a manner that each considers appropriate and equitable in allocating investment opportunities to the Client and any Managed Account. When the Investment Manager determines that it would be appropriate for the Client and any other Managed Account to participate in an Investment, the Investment Manager will seek to execute orders for the Client and any other managed accounts on a basis that it considers appropriate and equitable.

6.    Remuneration.    The Investment Manager shall be entitled to receive the Management Fee which shall be payable by the Client. The Management Fee shall be payable on the first Business Day of each January, April, July and October in advance. The Management Fee shall be calculated for the actual number of days in the applicable period over a year of 365 or 366 days, as applicable. Client authorizes the Custodian to deduct from the Account and pay to the Investment Manger the Management Fee when due.

7.    Custodial Arrangements.    Custody of Account assets will be maintained with the Client’s designated banks (collectively, “Custodian”) in separate accounts for each Client company as currently specified in Schedule A attached herein. Client may amend, supplement or modify Schedule A from time to time and will provide such to Investment Manager timely. Investment Manager will not have custody of any assets in the Account. Client will be solely responsible for entering into a custodial agreement with Custodian and paying all fees or charges of the Custodian. A copy of the custodial agreement will be made available to Investment Manager. If, at any time, Client and Custodian alter or amend the fee schedule (including any increase in fees), such fee schedule changes shall be communicated to Investment Manager in a timely manner. Client authorizes Investment Manager to give Custodian instructions for the purchase, sale, conversion, redemption, exchange or retention of any Investment for the Account. Client shall also authorize and instruct Custodian to (a) send Client and Investment Manager a quarterly statement showing all transactions occurring in the Account during the period covered by the account statement, and the Investments and other property in the Account at the end of the period and all fees paid from the Account directly to the Custodian and the Investment Manager; and (b) provide the Investment Manager copies of all other periodic statements and other reports for the Account that Custodian sends to Client.

8.    Term.

8.1    The term of this Agreement shall commence on the effective date noted above. Client or Investment Manager may terminate this Agreement by providing the other with thirty (30) days prior written notice. Upon such termination, Investment Manager shall take such actions as Client may reasonably request in order to transfer all Investments credited to the Account to an account or accounts designated by Client. All amounts due to Investment Manager shall be payable to the Investment Manager not later than ten (10) days after the effective date of termination. In addition, if this Agreement terminates during any calendar quarter period, Investment Manager shall return to Client, on a pro rata basis, any of the advance Management Fee paid by Client to Investment Manager for that calendar quarter.

8.2    In addition to section 8.1 above, this Agreement may be terminated immediately by Client for “cause.” For purposes of determining “cause” pursuant to this Section 0, such term shall mean any one of the following events:

(a)    the Investment Manager violates or breaches any material provision of this Agreement applicable to it and shall have failed to cure such breach within thirty (30) days of notice of such breach;

(b)    the Investment Manager or its parent American Financial Group, Inc. (“American Financial”) is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Investment Manager or American Financial (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Investment Manager or American Financial, as applicable, or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Investment Manager or American Financial, as applicable, and continue undismissed for 60 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Investment Manager or American Financial, as applicable, without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days; or

(c)    the occurrence of any act constituting fraud or criminal negligence by the Investment Manager in respect of any investment activity.

8.3    This Agreement may also be terminated by Client immediately if it is directed and/or ordered to do so by any regulatory body.

9.    Risk Acknowledgment.     Investment Manager does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that Investment Manager may use, or the success of Investment Manager’s overall management of the Account. Client understands that investment decisions made for the Account by Investment Manager are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Investment Manager will manage only the Investments held in the Account and in making investment decisions for the Account, Investment Manager will not consider any other Investments owned by Client, unless Client gives specific instructions to Investment Manager regarding such other Investments. Except as may otherwise be provided by law or this Agreement, Investment Manager will not be liable to Client for (a) any loss that Client may suffer by reason of any investment decision made or other action taken or omitted in good faith by Investment Manager with that degree of care, skill, prudence, and diligence under the circumstances that a prudent person acting in a fiduciary capacity would use, (b) any loss arising from Investment Manager’s adherence to Client’s instructions, or (c) any act or failure to act by the Custodian, any broker or dealer to which Investment Manager directs transactions for the Account, or by any other Third Party which provides services with respect to the Account. The Investment Manager will cooperate with Client in any claim Client may have against the Custodian or any broker or dealer to which Investment Manager directs transactions for the Account or against any other Third Party relating to the Account. The Investment Manager will pursue directly all third party claims on behalf of Client to the extent Investment Manager is required by law to bring such action in its own name. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that Client may have under those laws. However, notwithstanding anything in this Agreement, the parties agree that if Investment Manager fails to adhere, or otherwise does not adhere, to the Client’s investment policy or the limitations and instructions contained in Schedule B attached hereto which then results in monetary losses for Client, the Investment Manager shall make Client whole by timely paying Client these monetary losses.

10.    Retirement or Employee Benefit Accounts.    Client represents and warrants that the Account is not for (a) a pension or other employee benefit plan (including a 401(k) plan) governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) a tax qualified retirement plan (including a Keogh plan) under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and not covered by ERISA, or (c) an individual retirement account (“IRA”) under Section 408 of the Code.

11.    No Client or Joint Venture.    The Client and the Investment Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Investment Manager shall be, for all purposes herein, deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Client from time to time, have no authority to act for or represent the Client in any way or otherwise be deemed an agent of the Client.

12.    Expenses.    During the term of this Agreement, the Investment Manager shall be responsible for all normal day-to-day operating and other expenses, including compensation and other personal expenses of employees, office rental expenses, telephone and other office equipment charges and similar customary and routine overhead expenses, all travel expenses incurred in connection with performing its obligations hereunder (whether Investments are consummated or not) and all other expenses incurred in connection with unconsummated transactions. In addition, the Investment Manager will be responsible for expenses incurred in connection with the research and analysis of potential investments and the management of the Client’s investment portfolio; provided, however, that the foregoing shall not preclude the use by the Investment Manager of products and services provided by brokers performing services for the Client without cash compensation by the Investment Manager which may include research reports. Upon the prior approval of Client, the Client may be responsible for certain out-of-pocket expenses incurred by the Investment Manager in connection with Client’s Account provided hereunder with respect to (a) legal advisers, consultants, rating agencies, accountants and other professionals retained by the Investment Manager, (b) asset rating services and compliance services, (c) taxes and other governmental charges (other than taxes based on the income of the Investment Manager), (d) any and all costs and expenses incurred in connection with the acquisition, disposition and management of any Investment, including any work-out or restructuring, (e) other unusual or extraordinary costs and expenses incurred by Investment Manager and (f) such other matters as the Investment Manager and Client shall agree from time to time.

13.    Form ADV.    If, at any time, Investment Manager is a registered investment adviser under the Investment Advisers Act, Investment Manager will provide a copy of Part 2A and 2B of Form ADV as filed with the Securities and Exchange Commission. If there are material changes in such portion of Form ADV since the initial delivery or adviser’s last annual updating amendment, as applicable, the Investment Manager will deliver to Client within 120 days after the end of the adviser’s fiscal year either (i) such current portions of Form ADV or (ii) a summary of material changes thereto as required by applicable law, accompanied by the Web site address (if available) and an e-mail address (if available) and telephone number by which Client may obtain the current Form ADV from the Investment Manager, and the Web site address for obtaining information about the Investment Manager through the Investment Adviser Public Disclosure system.

14.    Indemnification.    Client shall indemnify and hold harmless Investment Manager and each of its Related Persons from and against any and all losses, claims, demands, actions or liabilities of any nature including, but not limited to, attorneys’ fees and expenses, arising out of or relating to this Agreement and the transactions and Investments contemplated hereby except to the extent that any such losses, claims, demands, actions or liabilities arise out any act or omission of the Investment Manager constituting gross negligence or reckless, willful or illegal conduct in the performance of its duties under this Agreement or for any material breach of the terms and conditions of this Agreement by Investment Manager. Notwithstanding the foregoing, nothing contained in this Section 14 or elsewhere in this Agreement shall constitute a waiver by Client of any of its legal rights under applicable U.S. federal securities laws or any other laws the applicability of which is not permitted to be waived.

15.    Miscellaneous Provisions.

15.1    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF).

15.2    Amendment.    This Agreement may be amended from time to time by the Client and the Investment Manager by written agreement signed by the Investment Manager and the Client. No provision shall be deemed to have been waived unless such waiver is contained in a written notice given by the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

15.3    Successors and Assigns.    Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns. Without the prior consent of the Client, the Investment Manager may not assign any of its rights or delegate any of its obligations under this Agreement; provided, however, that, without the prior consent of the Client, the Investment Manager may assign all of its rights and delegate all of its obligations under this Agreement to any Affiliate registered as an investment adviser under the Investment Advisers Act.

15.4    Notices.    All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the recipient party at the address provided for such party below, or at such other addresses as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee. The addresses of the parties are:

    National Interstate Insurance Company

    3250 Interstate Drive

    Richfield, Ohio 44286-9000

    Attention: Gary Monda, Vice President & Chief Investment Officer

          With a copy to: General Counsel & CFO

    American Money Management Corporation

    301 East Fourth Street

    Cincinnati, Ohio 45202

    Attention: President

          With a copy to: Corporate Secretary

15.5    Captions.    Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

15.6    Severability.    If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

15.7    Submission to Jurisdiction.    Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Ohio or the United States federal courts in Ohio, and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Client to serve process by any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against the Investment Manager in any other jurisdiction.

15.8    Waiver of Trial by Jury.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

15.9    Entire Agreement.    This Agreement, as amended or supplemented, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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This Agreement may be executed in counterparts, each of which shall be considered to be an original.

Witnesses:	AMERICAN MONEY MANAGEMENT CORPORATION

/s/ Mary L. Tilley /s/ Karl J. Grafe	By:	/s/ John B. Berding Name: John B. Berding Title: President

Witnesses:	NATIONAL INTERSTATE INSURANCE COMPANY

/s/ Mary F. Kozenko /s/ Gail A. Miller	By:	/s/ Gary N. Monda Name: Gary N. Monda Title: Vice President

Witnesses:	NATIONAL INTERSTATE INSURANCE COMPANY OF HAWAII, INC.

/s/ Mary F. Kozenko /s/ Gail A. Miller	By:	/s/ David W. Michelson Name: David W. Michelson Title: President

Witnesses:	VANLINER INSURANCE COMPANY

/s/ Mary F. Kozenko /s/ Gail A. Miller	By:	/s/ Arthur J. Gonzales Name: Arthur J. Gonzales Title: Vice President, General Counsel & Secretary

Witnesses:	TRIUMPHE CASUALTY COMPANY

/s/ Mary F. Kozenko /s/ Gail A. Miller	By:	/s/ Terry E. Phillips Name: Terry E. Phillips Title: Senior Vice President